Exhibit 4.17

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

Penny Bishop Senior Vice President Institutional Banking & Markets Telephone: +61 2 9118 4132 Facsimile: +61 2 9118 4003	Level 21 Darling Park Tower 1 201 Sussex Street Sydney NSW 2000 Australia

Mr Peter Ricketts	CC: Mr Robert Larry
Group Senior Vice President	Global Chief Financial Officer
Treasury, Financial Strategy & Planning	Sims Metal Management Limited
Sims Metal Management Limited	325 North LaSalle Street
Suite 1202, Level 12	Suite 550
65 Berry Street	Chicago, IL 60610
North Sydney NSW 2060	United States of America
Australia

22 June 2012

Dear Peter,

Renewal Notice

A$450m Multi Option Facility Agreement dated 2 November 2009, as amended from time to time, between Sims Metal Management Limited and related companies and the Commonwealth Bank of Australia

We refer to the multi-option facility agreement dated 2 November 2009, as amended from time to time, between each party listed in Schedule 1 of that agreement (as Borrowers) and the Commonwealth Bank of Australia (as Lender) (Facility Agreement).

Under clause 3.5 of the Facility Agreement we give you notice that the Lender has agreed to extend the Final Termination Date from 23 June 2014 (Existing Final Termination Date) to 31 October 2015 (New Final Termination Date), subject to the following conditions:

a)	the Borrowers indicating their acknowledgement and agreement to the extension of the Final Termination Date, by signing and delivering this notice to the Lender within 30 days of receiving it;

b)	The Borrowers indicating their acknowledgement and agreement to the Key Terms Schedule being amended and restated in the form set out in the Schedule to this notice, by initialling the attached schedule and delivering the initialled schedule (attached to this notice) to the Lender within 30 days of receiving it; and

c)	[*].

[*] Confidential Treatment Requested

Subject to the above conditions being satisfied, we agree that on and from the Existing Final Termination Date:

a)	the definition of “Final Termination Date” in clause 1.2 of the Facility Agreement shall be amended to be the New Final Termination Date;

b)	the Key Terms Schedule will be amended and restated in the form set out in the attached Schedule;

c)	A term defined in the Facility Agreement has the same meaning when used in this Renewal Notice;

d)	Clause 3.5 (a) of the Facility Agreement will now read as follows: “on or before 31 October of each year, the Lender may review its participation under this agreement. Following this review the Lender, at its absolute discretion, may offer to extend its participation under the Facility Agreement to a date falling 12 months after the Final Termination Date (New Termination Date) by delivering to Sims a signed Renewal Notice attaching a proposed Key Terms Schedule and/or specifying a revised ‘Margin’ (as defined in the Group Limit Facility) for the Overdraft Facility”. The next Review and renewal of Commitment will occur on 31 October 2013.

e)	Clause 3.6 (a) of the Facility Agreement will now read as follows: “On 31 October of each year, the Commitment for each Facility will be reset to an amount expressed in the Commitment Currency for that facility (Revised Commitment) which in aggregate is equivalent to a total amount of A$450,000,000 (or such other amount as is agreed by the Lender (in its discretion) and Sims)”. The next Annual reset of Commitment will occur on 31 October 2013.

[*] Confidential Treatment Requested

Schedule – Amended and restated Key Terms Schedule

Part 1 – Cash Advance Facility

Facility	Available.

Facility Limit	Not applicable.

Purpose	Acquisition financing and for general corporate purposes.

Margin	The Margin determined in accordance with the following table:

	Gearing Ratio	Margin

	[*]	[*]

[*] Confidential Treatment Requested

Part 2 – Commercial Bills Facility

Facility	Available.

Facility Limit	Not applicable.

Purpose	Acquisition financing and for general corporate purposes.

Bill Acceptance / Endorsement Fee Rate	The Bill Acceptance / Endorsement Fee Rate determined in accordance with the following table:

	Gearing Ratio	Bill Acceptance / Endorsement Fee Rate

	[*]	[*]

[*] Confidential Treatment Requested

Part 3 – Credit Support Facility

Facility	Available.

Facility Limit	Not applicable.

Purpose	Acquisition financing and for general corporate purposes.

Credit Support Document Fee Rate	The Credit Support Document Fee Rate determined in accordance with the following table:

	Gearing Ratio	Credit Support Document Fee Rate

	[*]	[*]

[*] Confidential Treatment Requested

Part 4 – Trade Finance Facility

Facility	Available.

Documentary LCs	Available.

Trade Advances	Available.

Proceeds of Negotiation	Available.

Facility Limit	Not applicable.

Purpose	The financing or refinancing of Obligations.

Margin	The Margin determined in accordance with the following table:

	Gearing Ratio	Margin

	[*]	[*]

[*] Confidential Treatment Requested

Part 5 – Overdraft Facility

Facility	Available.

Purpose	Financing or supporting the working capital needs of the Sims Group.

Termination Date	Not applicable.

Overdraft Borrower

1       Sims Group Australia Holdings Limited;

2       Sims Aluminium Pty Limited;

3       Sims Metal Management Ltd; and

4       any other entity agreed by the Lender to be an “Applicant” for the purposes of the Group Limit Facility in accordance with paragraph (2)(g) of the Group Limit Facility.

Part A – A$ Facility

Facility	Available.

Facility Limit	A$52,250,000.

Final Termination Date	31 October 2015.

Part B – US$ Facility

Facility	Available.

Facility Limit	US$241,500,000.

Final Termination Date	31 October 2015.

Part C – GBP Facility

Facility	Available.

Facility Limit	GBP100,000,000.

Final Termination Date	31 October 2015.

[*] Confidential Treatment Requested

Part D – General

Commitment	A$ Facility	US$ Facility	GBP Facility
Millions
	A$52.25	US$241.5	GBP100

Commitment Fee Rate	On any date, [*] of the applicable Margin on that date.

Final Termination Date	31 October 2015.

Overdue Margin	[*] per annum.

[*] Confidential Treatment Requested

Lender

Signed for

Commonwealth Bank of Australia

by its attorney

sign here ▶	/s/ Penelope Bishop
Attorney

print name	Penelope Bishop

in the presence of

sign here ▶	/s/ Katherine Morrison
Witness

print name	Katherine Morrison

[*] Confidential Treatment Requested

Agreed and acknowledged by Sims on behalf of the Borrowers:

Signed for

Sims Metal Management Limited

sign here ▶	/s/ Daniel W. Dienst
Director

print name	Daniel W. Dienst

sign here ▶	/s/ Frank Moratti
~~Director~~/Company Secretary

print name	Frank Moratti

[*] Confidential Treatment Requested